EXHIBIT 10.16

Termination of BevMart Agreement and Amendment to Manufacturing Agreement

his Termination of BevMart Agreement and Amendment to Manufacturing Agreement, dated as of June 14, 2021 (the “Agreement”), is entered into by and among:

A.	Australian Boutique Spirits Pty Ltd., an Australian private company, no. 625 701 420 (“ABS”) having its principal place of business located at29 Anvil rd, Seven Hills, NSW, Australia 2147; and

B.	Elegance Brands, Inc., a Delaware corporation (the “Elegance”) having its principal place of business located at 9100 Wilshire Blvd, Suite 362W, Los Angeles, California 90212.

ABS and Elegance are hereinafter sometimes collectively referred to as the “Parties”, and each, a “Party”.

W I T N E S S E T H:

WHEREAS, as of December 31, 2020 Elegance and ABS entered into a Management, Supply and License Agreement regarding certain “Covered Products” (defined therein) to be sold under a website created by Elegance known as BevMart.com.au which was intended to be a direct to consumer online only retail store for alcoholic beverages in Australia (the “BevMart Agreement”);

WHEREAS, ABS and Elegance have entered into the Manufacturing Agreement (defined below) pursuant to which ABS manufactures and sells the Covered Products to Elegance;

WHEREAS, the Parties have entered into the Share Purchase Termination Agreement (defined below); and

WHEREAS, the board of directors of Elegance (Amit Raj Beri abstaining) believes it is in the best interest of Elegance to terminate the BevMart Agreement and amend the Manufacturing Agreement pursuant to this Agreement,

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Definitions. In addition to other terms defined in this Agreement, the following capitalized terms have the meanings set forth or referred to in this Section 1.

ABS Shareholder” shall mean Amit Raj Beri.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“BevMart Brands” means the individual brands and line extensions of the following alcoholic product brands developed by Elegance for sale on Elegance’s BevMart Website: (a) Cheeky Vodka and flavor variants. (b) Coventry Estate Gin and flavor variants, (c) Geo Liqueurs in multiple variants, (d) Cheeky Espresso Martini in multiple variants., and (e) all future brands developed by Elegance which ABS determines to offer for sale on the BevMart Website.

“BevMart Business” shall mean the business of owning and operating the BevMart Website and selling direct to customers online all and not less than all of the BevMart Brands.

“BevMart Website” shall mean BevMart.com.au and any other internet website established by the Elegance to enable BevMart to market online the BevMart Brands and Australian Bitters Company in Australia.

“Covered Products” means the individual and collective reference to (a) the alcoholic drinks and Formulations sold as (i) each of the BevMart Brands, (ii) Bitter Tales, (iii) Cocktail Bitters, (iv) VOCO and (v) Australian Bitters Company, and as otherwise identified on Schedule 1 to the Manufacturing Agreement.

“Elegance Royalty” shall mean a royalty payable to Elegance of 2.5% of the net retail sales price of each of the BevMart Brands, including the Exclusive BevMart Brands, that are sold to customers from the BevMart Website.

“Manufacturing Agreement” shall mean the manufacturing supply and license agreement, dated as of July 31, 2020, as amended on March 27, 2021, between ABS, as “Seller” of Covered Products and Elegance as “Buyer” of Covered Products, as the same may be amended or restated from time to time.

“Share Purchase Agreement” means the share purchase agreement among ABS and Elegance and Amit Raj Beri, as the sole shareholder of ABS (the “ABS Shareholder”), dated December 3, 2019, as amended and restated in its entirety on April 8, 2020 and as amended on May 19, 2020 as further amended on July 27, 2020 and as further amended on December 11, 2020, pursuant to which, subject to the conditions set forth therein, ABS Shareholder agreed to sell and Elegance has agreed to purchase, 100% of the share capital of ABS.

“Share Purchase Termination Agreement” shall mean the termination agreement dated as of December 31, 2020, as amended on June 4, 2021, pursuant to which ABS, Elegance and the ABS Shareholder have agreed to terminate the Share Purchase Agreement and all of the transactions contemplated thereby.

“VOCO” means the acronym for the brand known as Vodka Coconut Water Ready to Drink that is owned by ABS.

2.              Ratification of the Share Purchase Termination Agreement. The Parties hereto do hereby ratify the termination of the Share Purchase Agreement and to hereby confirm the terms of the Share Purchase Termination Agreement and the repayment to Elegance of the “Deposit” defined therein, as contemplated by the Termination Agreement Amendment 1 dated June 4, 2021.

3.              Termination of BevMart Agreement.

3.1       In consideration for the payment set forth in Section 3(b) below, the Parties hereto do hereby agree to terminate the BevMart Agreement in all respects, as a result of which Elegance hereby waives any right to receive the Elegance Royalty and ABS shall have the sole and exclusive right to own and operate the BevMart Website, produce the BevMart Brands and engage in the BevMart Business in Australia.

3.2       In consideration of the provisions of Section 3.1, on or before 30 days from execution of this Agreement, ABS shall pay to Elegance the sum of (USD)$ 188,630.41, representing 100% of the

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fully burdened costs and expenses incurred by Elegance, to date, in developing the BevMart Website and developing and creating the formulations for the BevMart Brands.

4.              Amendments to Manufacturing Agreement.

4.1       The Manufacturing Agreement is hereby amended, to the extent that Elegance agrees to terminate the “Australis Gin” project and brand and also sell any and all development costs on such product incurred to date to ABS. As such the definition of “Covered Products” set forth in Schedule 1 to the Manufacturing Agreement shall no longer include the “Australis Gin” beverage and brand. In consideration of the provisions of this Section 4.1, on or before 30 days from execution of this Agreement, ABS shall pay to Elegance the sum of (USD)$ 42,500, representing 100% of the fully burdened costs and expenses incurred by Elegance, to date, in developing the “Australis Gin” beverage and brand.

4.2       The provisions of Section 5.3 of the Manufacturing Agreement (Earned Credits) are hereby deleted in its entirety and are replaced with the following:

“5.3     Earned Credit” The Parties hereto acknowledge that the Prior Share Purchase Agreements contemplated that in the event that for any reason the acquisition of ABS contemplated by the Share Purchase Agreements was not consummated, the Seller would be obligated to refund to Elegance the full amount of the Deposit. In furtherance of the foregoing, the Parties hereto do hereby agree as follows:

Amit Raj Beri (the “Seller”) hereby commits to return the $1,462,500 balance of the Deposit to Elegance in the manner provided in this Section 5.3 (the “Deposit Repayment”). Elegance hereby agrees to treat the amount of the $1,462,500 Deposit as a potential of up-to $1,462,500 advance and repayment commitment by the Seller through ABS by discounts on anticipated Purchase Orders it may provide to ABS in connection with Elegance’s purchases of Covered Products in 2021. As Purchase Orders are issued to ABS by Elegance under this Agreement, the Purchase Orders must be accepted by ABS and any Deposit Repayment amount must be approved by the Seller. Subject to such acceptance by ABS and approval by the Seller, at the time ABS issues an invoice to Elegance, twenty-five percent (25%) of the applicable Prices for the Covered Products as set forth in each Elegance Purchase Order and ABS invoice shall be deemed to be a credit granted to Elegance in respect of such purchases of Covered Products (the “Earned Credit”) and such Earned Credit shall reduce by a corresponding dollar amount the Deposit Amount. By their execution of this Agreement, ABS and the Seller each agree to treat the Deposit paid to the ABS Shareholder under the Prior Share Purchase Agreement as a prepayment and Earned Credit against Elegance’s purchases of Covered Products in 2021. For example, if Elegance purchases from ABS $800,000 of Covered Products, the $1,462,500 balance of the Deposit shall be deemed to have been reduced by $200,000, which shall be the repayment amount applicable to such invoice.

Notwithstanding anything to the contrary express or implied, contained in the Share Purchase Agreement and in this Section 5.3 above, in the event that the remaining Deposit balance of $1,462,500 is not repaid via Covered Products discounts as set out in this Section 5.3 by the close of business (Pacific time) on December 31, 2021, the Seller shall immediately pay to Elegance in cash by wire transfer of immediately available funds, the difference between (a) $1,462,500 less any further amounts returned to Elegance by the Seller, and (b) the total amount of Earned Credits received by Elegance in 2021.”

4.3       The provisions of Section 9.3 of the Manufacturing Agreement are hereby deleted in its entirety and are replaced with the following:

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“9.3    With respect to the VOCO brand of alcoholic products owned by ABS, as of the Effective Date, ABS hereby grants to Elegance for the sum of (USD) $200,000, in lieu of all current and future 10% royalties due, a paid-up royalty free exclusive right and license during the Term of this Agreement, with the right to grant sublicenses, to use the ABS Intellectual Property and all existing Formulations owned by ABS to make, use and sell the VOCO brand of alcoholic products in the United States, its territories and possessions. In the event Elegance shall, during the Term of this Agreement, seek to create any new VOCO Formulations and brands for sale, subject at all times to the prior written approval of ABS (not to be unreasonably withheld or delayed) Elegance shall retain the new Formulations and related Intellectual Property relating to such new VOCO brands for the duration of this Agreement.”

4.4       The provisions of Section 8.3 of the Manufacturing Agreement are hereby deleted in its entirety and are replaced with the following:

“8.3 As of the Effective Date of this Agreement, ABS shall sell to Elegance, and Elegance shall purchase from ABS, all right, title and interest in and to all ABS Intellectual Property and each of the Formulations for the Twisted Shaker brand of Covered Products possessed by ABS, in consideration for the payment by August 15, 2020, of USD $10,000 for each of the Formulations possessed by ABS with respect to such brand of Covered Products. Notwithstanding the foregoing, Elegance hereby grants to ABS a paid-up royalty free non-exclusive right and license during the Term of this Agreement, with the right to grant sublicenses, to use the ABS Intellectual Property owned by Elegance and all existing Formulations to make, use and sell the Twisted Shaker brand of alcoholic products throughout the world, other than in the United States, its territories and possessions; which rights shall be retained exclusively by Elegance. “

4.5       Except as amended pursuant to this Agreement, all of the terms and conditions of the Manufacturing Agreement, as amended to date are hereby deemed to be incorporated into this Agreement by this reference as though more fully set forth at length herein.

5.             Miscellaneous.

5.1       Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

5.2       Relationship of the Parties. The relationship between ABS, BevMart and Elegance is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. No Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

5.3       Entire Agreement. This Agreement and the Manufacturing Agreement, including and together with any related exhibits, schedules and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

5.4       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement; as well as any other provision that, in order to give proper effect to its

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intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

5.5       Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Notwithstanding the foregoing, notice by facsimile or email (with confirmation of transmission) will satisfy the requirements of this Section 6.5. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to ABS:	Australian Boutique Spirits Pty Ltd.
29 Anvil Rd, Seven Hills,
NSW 2147, Australia
Attn: Sahil Beri, Director
Email: sahil@australianboutiquespirits.com

Notice to Elegance:
Elegance Brands, Inc.
9100 Wilshire Blvd, Suite 362W
Los Angeles, California 90212
Telephone (424) 313-7471
Attn: Raj Beri, Chief Executive Officer
Email: raj@elegance-brands.com

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date first above written.

Elegance Brands, Inc.

By:	/s/ Amit Raj Beri
Name:	Amit Raj Beri
Title:	Chief Executive Officer

Australian Boutique Spirits Pty Ltd

By:	/s/ Sahil Beri
Name:	Sahil Beri
Title:	Director
Address:	1 Doris Hirst Pl, West Pennant Hills,
Sydney, Australia 2125

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